Exhibit 99.9




                             Questions  and  Answers
                     Relating to the Offer (the "Offer") by
               RJR Nabisco Holdings Capital Trust I (the "Trust")
                                 to Exchange its
              ___% Trust Originated Preferred Securities ("TOPrS")
                        for Series B Depositary Shares of
                   RJR Nabisco Holdings Corp. (the "Company")


          Please note that the following information does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Prospectus dated August __, 1995 (the "Prospectus") and the Letter of Transmittal which together constitute the Offer. Please refer to the Prospectus for details of the Offer and defined terms used herein.


Q:   What are the terms of the Offer?
A: The Trust will exchange one TOPrS for each Series B Depositary Share issued by the Company. See "The Offer" in the Prospectus.

Q:   What are TOPrS?
A: TOPrS represent preferred interests in the Trust's assets, consisting solely of Junior Subordinated Debentures due 2044 issued by the Company. TOPrS securities pay quarterly distributions corresponding to the interest rate and the payment dates for the Junior Subordinated Debentures. See "Description of the Preferred Securities" in the Prospectus.

Q:   What is the purpose of the Offer?
A: The principal purpose is to refinance the Depositary Shares with the TOPrS and to achieve certain tax efficiencies and to preserve flexibility with respect to future financings. The refinancing will permit the Company to deduct interest payable on the Junior Subordinated Debentures for United States federal income tax purposes, while the dividends payable on the Depositary Shares are not deductible.

Q:   Will the TOPrS be listed on the New York Stock Exchange?
A:   Yes.  The ticker symbol will be RN pf ___.






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Q:   Are the TOPrS rated?
A: As of the date of the Prospectus, the TOPrS have been rated by Moody's and Standard & Poor's and have the same ratings as the ratings of the Depositary Shares.

Q:   How are the TOPrS guaranteed?
A: Payments of distributions on the TOPrS and on liquidation or redemption are guaranteed on a subordinated basis by the Company, only if and to the extent payments have been made on the Junior Subordinated Debentures.
     See "Description of the Preferred Securities Guarantee".

Q: Are the redemption provisions of the TOPrS different from the Depositary Shares?
A: Yes. While the Depositary Shares have no maturity date, the TOPrS will be redeemed following repayment of the Junior Subordinated Debentures upon their December 31, 2044 final maturity date or earlier redemption. Like the Depositary Shares, the Junior Subordinated Debentures are redeemable at the option of the Company on or after August 19, 1998.
     The redemption price of $25 per share is the same for the Junior Subordinated Debentures and the Depositary Shares. See "Description of the Preferred Securities" in the Prospectus.

Q:   How do the TOPrS rank in comparison with the Depositary Shares?
A: For a discussion of the ranking of the TOPrS, see "Risk Factors--Ranking of Subordinated Obligations Under Preferred Securities Guarantee and Junior Subordinated Debentures" and "--Trust Distributions Dependent on Holdings' Payments on Junior Subordinated Debentures" in the Prospectus.



                                Dividend Matters

Q: How does the distribution rate on the TOPrS compare to the dividend rate on the Depositary Shares?
A: The distribution rate on the TOPrS is ___% per annum, while the dividend rate for the Depositary Shares is 9.25% per annum.

Q: Will distributions on the TOPrS be paid on the same schedule as dividends on the Depositary Shares?
A: No, there is a different payment schedule. Distributions on the TOPrS will be paid on March 31, June 30, September 30 and December 31, while dividends are paid on the Depositary Shares on the 1st day of March, June, September and December.

Q: The next scheduled dividend payment date on the Depositary Shares is September 1, 1995 (subject to declaration by the Board of Directors).
     Will that dividend be paid on Depositary Shares that are exchanged in the Offer?
A: Yes. However, holders who exchange their Depositary Shares in the Offer will not be paid dividends on those Depositary Shares for any period after September 1, 1995. Instead, such holders will be entitled to receive distributions on their new TOPrS at the rate of 9.25% per annum from September 1, 1995 up to and including the Expiration Date of the Offer, and ___% per annum thereafter, with the first distribution to be made on September 30, 1995.

Q:   Explain the 20 quarter dividend deferral provision of the TOPrS.
A: Quarterly interest payments on the Junior Subordinated Debentures may be deferred for one or more periods of up to 20 consecutive quarters each, at the option of the Company. In the case of any such deferral, distributions on the TOPrS will be similarly deferred. The Junior Subordinated



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     Debentures have a maturity date which may not be extended.  See
     "Distributions" under "Description of the Preferred Securities" in the Prospectus. Quarterly dividend payments on the Depositary Shares are payable only if declared by the Company's Board of Directors and such dividends may be deferred indefinitely. To date, the Company has made each quarterly dividend payment with respect to the Depositary Shares on the scheduled dividend payment date. The Depositary Shares have no maturity date.

     Deferred TOPrS distributions continue to accrue and, if in arrears for more than one quarter, compound quarterly at a rate equal ___% per annum. However, while dividends on the Depositary Shares accrue if dividends are suspended, there is no such compounding feature.



                                   Tax Issues

Q: Will the exchange of TOPrS for Depositary Shares constitute a taxable event?
A: Yes. The Company recommends that each holder read the section entitled "Taxation" in the Prospectus and consult their own tax advisor.

Q:   What will be the initial tax basis for the TOPrS?
A: The tax basis of TOPrS acquired in the Offer will be equal to the fair market value of the TOPrS on the Expiration Date of the Offer.

Q:   How will distributions on the TOPrS be reported to the IRS?
A: Distributions on the TOPrS will be reported on Form 1099. K-1 Partnership Tax Reporting will not be required of holders of TOPrS.

Q: Corporate holders can claim the distributions-received deduction on dividends on the Depositary Shares. Are distributions on the TOPrS eligible for that deduction, for corporate holders?
A:   No.



                   Procedures for Exchanging Depositary Shares

Q: If Depositary Shares are registered in my name, how do I participate in the Offer?
A: You should have received a package from First Chicago Trust Company of New York consisting of this Question and Answer sheet and:
     .  Prospectus dated August ___, 1995,
     . Letter of Transmittal form (printed on yellow paper) bearing a pre-printed label with your account name and address,
     . Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 and W-8,
     .  Notice of Guaranteed Delivery, and
     .  Letter from the Chairman of RJR Nabisco.



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     If, after reviewing these materials carefully, you decide to participate in the Offer, complete the Letter of Transmittal form and send it with your certificate(s) representing Depositary Shares to First Chicago as Exchange Agent at either of the addresses shown on the Letter of Transmittal. It is recommended that you use registered or certified mail.

     Holders of record may also contact their broker to exchange their Depositary Shares on their behalf. And if you cannot deliver your certificate(s) to the Exchange Agent before the Expiration Date, then you must arrange for your broker to guarantee delivery of your Depositary Shares.

Q: If my Depositary Shares are held in street name, how do I participate in the Offer?
A: If your Depositary Shares are held by a broker or bank for your account, you should have received a package from them as holder of record containing, along with this Question and Answer sheet, the following:
     .  Prospectus dated August ___, 1995,
     .  Letter of Transmittal marked Information Copy,
     .  Letter from the Chairman of RJR Nabisco, and
     .  Letter addressed To Our Clients.

     If you decide to participate in the Offer, you must contact your nominee to tender your Depositary Shares on your behalf. See "The Offer--Special Procedure for Beneficial Holders" in the Prospectus.

Q: Once I have tendered my Depositary Shares, or instructed my broker or bank to tender them on my behalf, may I withdraw them from the Offer?
A: Yes, tenders of Depositary Shares may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Trust, may be withdrawn at any time after 40 business days from the date of the Prospectus. See "THE OFFER -- Withdrawal of Tenders" in the Prospectus.

Q:   When does the Offer expire?
A: At 12:00 midnight, New York City time, on Friday, September 15, 1995, unless extended by the Trust. The Trust may also amend or terminate the Offer as described in the Prospectus.



              For additional details, or if you have any questions,
                       please call the Information Agent,
                            MacKenzie Partners, Inc.
                                 1-800-322-2885







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